Rand Logistics, Inc.

RAND LOGISTICS REPORTS THIRD QUARTER FISCAL 2012 FINANCIAL RESULTS

Operating Income plus Depreciation and Amortization Increased by Over 77% in Quarter

and Over 52% Year-to-Date

New York, NY - February 9, 2012 - Rand Logistics, Inc. (Nasdaq: RLOG) (“Rand”) today announced financial and operational results for the third quarter of fiscal 2012 ended December 31, 2011.

Quarter Ended December 31, 2011 Financial Highlights
Versus Quarter Ended December 31, 2010

•
Marine freight revenue (excluding fuel and other surcharges, and outside charter revenue) was $35.9 million, an increase of 31.4% from $27.3 million. The increase in marine freight revenue was primarily attributable to 160 additional Sailing Days, a 23.2% increase in tonnage hauled and contractual price increases.

•	Marine freight revenue per Sailing Day increased by $3,653, or 14.0%, to $29,683 per Sailing Day compared to $26,030 per Sailing Day.
•	Vessel operating expenses per Sailing Day increased by $4,234, or 19.0%, to $26,509 per Sailing Day compared to $22,275 per Sailing Day. The increase was primarily attributable to higher fuel costs.
•	Operating income plus depreciation and amortization increased by $6.1 million or 77.6% to $14.0 million from $7.9 million.

Nine Months Ended December 31, 2011 Financial Highlights
Versus Nine Months Ended December 31, 2010

•
Marine freight revenue (excluding fuel and other surcharges, and outside charter revenue) was $101.8 million, an increase of 18.3% from $86.0 million. The increase in marine freight revenue was primarily attributable to 311 additional Sailing Days, an 18.0% increase in tonnage hauled and contractual price increases.

•	Marine freight revenue per Sailing Day increased by $2,091, or 7.7%, to $29,372 per Sailing Day compared to $27,281 per Sailing Day.
•	Vessel operating expenses per Sailing Day increased by $3,343, or 14.4%, to $26,524 per Sailing Day compared to $23,181 per Sailing Day. The increase was primarily attributable to higher fuel costs.
•
Operating income plus depreciation and amortization increased by $12.9 million to $37.8 million from $24.9 million. The approximately 52.2% increase was achieved despite our growth being offset by inefficiencies experienced earlier in the year in matching fleet configuration with customer requirements, delays in completing required winter work on certain vessels that caused us to begin the 2011 sailing season later than our normal start date, and one of our vessels being out of service for 61 days due to its repowering.

Management Comments

Scott Bravener, President of Lower Lakes stated, “Our third quarter results were solid, as we enjoyed consistent customer demand throughout the quarter. This demand continued across our end markets into January 2012, as we operated for an above-average 203 sailing days in the month. I believe that our third quarter financial results are indicative of the earnings power of our business. During this past quarter, for the first time in the 2011 sailing season, we were able to align all of our assets to the trade patterns for which they were best suited.  After adding back $0.8 million of winter work that we incurred in the first quarter of this year that should have occurred in the fourth quarter of fiscal 2011, and assuming a full year of sailing of the Michipicoten which went into service on June 1, 2011, we expect that our fiscal year results ending March 31, 2012 would have been in line with the $34 to $36 million operating income plus depreciation and amortization guidance that we provided last year at this time. We are particularly pleased to achieve our year-to-date results, notwithstanding fleet inefficiencies that we experienced in the first two quarters of this fiscal year.”

Outlook

Laurence S. Levy, Chairman and CEO of Rand, commented, “We are pleased with the approximately 52% growth in operating income plus depreciation and amortization that we have achieved thus far in the fiscal year as compared to last year. We estimate that approximately 46% of this earnings growth was organic and the remainder resulted from the February 2011 acquisition. We have again shown our ability to effectively integrate acquired assets into our business, achieve the projections on which our capital investments were predicated and grow our core business at an attractive rate. We continue to believe that the long term fundamentals of our business and end markets remain strong. We are very enthusiastic about the highly strategic nature of the two vessel acquisitions that we completed during the fourth calendar quarter of 2011. Neither of these vessels, nor the single vessel acquisition completed in July 2011, contributed to our 2011 sailing season results. Based on current economic conditions and assuming a full year of operations of the two vessels that we recently acquired, we are preliminarily projecting operating income plus depreciation and amortization to be approximately $42 million for our fiscal year ending March 31, 2013.”

“Our outlook for fiscal year 2013 is very positive, given our current order book as well as additional revenue and operating income expected to be generated by the two vessel acquisitions completed during the fourth calendar quarter of 2011. Based on contracts in hand, our expanded fleet is fully booked for the 2012 sailing season.   During fiscal year 2013, we may have the opportunity to accelerate our earnings growth and exceed our preliminary operating income plus depreciation and amortization guidance as we continue to improve the profitability of our existing fleet by better aligning our assets to the trade patterns that they are best suited for and capitalize on recent new business wins. Our constant focus on improving vessel efficiency combined with increasing customer demand reinforces our confidence in a positive future for Rand, our customers, employees and shareholders.”

Rand Logistics, Inc.
Summary Statements of Operations (Unaudited)
(U.S. Dollars 000's except for Shares and Per Share data)

	Three months ended December 31,		Nine months ended December 31,
	2011	2010	2011	2010
Revenue
Freight and related revenue	$35,917	$27,331	$101,775	$86,043
Fuel and other surcharges	12,800	6,432	36,972	19,117
Outside voyage charter revenue	619	2,850	1,321	7,056
	49,336	36,613	140,068	112,216
Expenses
Outside voyage charter fees	615	2,831	1,312	7,032
Vessel operating expenses	32,076	23,389	91,907	73,113
Repairs and maintenance	36	74	1,068	118
General and administrative	2,558	2,416	7,987	7,080
Depreciation and amortization of drydock costs and intangibles	4,017	2,808	11,890	8,319
Loss (gain) on foreign exchange	16	2	(51)	7
	39,318	31,520	114,113	95,669
Operating Income	10,018	5,093	25,955	16,547

Net income applicable to common stockholders	$6,643	$3,240	$15,096	$11,203
Net income per share – basic	$0.38	$0.24	$0.95	$0.84
Net income per share – diluted	$0.37	$0.24	$0.93	$0.82

Management will host a conference call to discuss the results at 8:30 a.m. ET on Friday, February 10, 2012. Interested parties may participate in the conference call by dialing 877-218-9317 (706-758-6006 for international callers), Conference ID# 41512511. Please dial in 10 minutes before the call is scheduled to begin.

A telephonic replay of the conference call may be accessed approximately two hours after the completion of the call through April 10, 2012. Dial 855-859-2056 (404-537-3406 for international callers), Conference ID# 41512511, to access the phone replay.

The conference call will be webcast simultaneously on the Rand Logistics, Inc. website at www.randlogisticsinc.com/presentations.html.  The webcast replay will be archived for 12 months.

Forward-Looking Statements

This press release contains forward-looking statements. For all forward-looking statements, we claim the protection of the Safe Harbor for Forward-Looking Statements contained in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy or are otherwise beyond our control and some of which might not even be anticipated.  Future events and actual results, affecting our strategic plan as well as our financial position, results of operations and cash flows, could differ materially from those described in or contemplated by the forward-looking statements.  Important factors that contribute to such risks include, but are not limited to, the effect of the economic downturn in our markets; the weather conditions on the Great Lakes; and our ability to maintain and replace our vessels as they age.

For a more detailed description of these uncertainties and other factors, please see the "Risk Factors" section in Rand's Annual Report on Form 10-K as filed with the Securities and Exchange Commission on June 29, 2011.

About Rand Logistics

Rand Logistics, Inc. is a leading provider of bulk freight shipping services throughout the Great Lakes region. Through its subsidiaries, the Company operates a fleet of four conventional bulk carriers and thirteen self-unloading bulk carriers including four tug/barge units. The Company is the only carrier able to offer significant domestic port-to-port services in both Canada and the U.S. on the Great Lakes. The Company’s vessels operate under the U.S. Jones Act – which reserves domestic waterborne commerce to vessels that are U.S. owned, built and crewed, – and the Canada Coasting Trade Act – which reserves domestic waterborne commerce to Canadian registered and crewed vessels that operate between Canadian ports.

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Rand Logistics, Inc.		Lesley Snyder
Laurence S. Levy, Chairman & CEO		(212) 863-9413
Edward Levy, President		LSnyder@randlogisticsinc.com
(212) 644-3450

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Rand Logistics, Inc.
Consolidated Statements of Operations (Unaudited)
(U.S. Dollars 000's except for Shares and Per Share data)

	Three months ended December 31,		Nine months ended December 31,
	2011	2010	2011	2010
REVENUE
Freight and related revenue	$35,917	$27,331	$101,775	$86,043
Fuel and other surcharges	12,800	6,432	36,972	19,117
Outside voyage charter revenue	619	2,850	1,321	7,056
TOTAL REVENUE	49,336	36,613	140,068	112,216

EXPENSES
Outside voyage charter fees	615	2,831	1,312	7,032
Vessel operating expenses	32,076	23,389	91,907	73,113
Repairs and maintenance	36	74	1,068	118
General and administrative	2,558	2,416	7,987	7,080
Depreciation	2,903	1,818	8,636	5,376
Amortization of drydock costs	792	696	2,263	2,070
Amortization of intangibles	322	294	991	873
Loss (gain) on foreign exchange	16	2	(51)	7
	39,318	31,520	114,113	95,669
OPERATING INCOME	10,018	5,093	25,955	16,547

OTHER (INCOME) AND EXPENSES
Interest expense	2,346	1,503	6,786	4,161
Interest income	(2)	(11)	(4)	(34)
Gain on interest rate swap contracts	(397)	(508)	(488)	(131)
	1,947	984	6,294	3,996

INCOME BEFORE INCOME TAXES	8,071	4,109	19,661	12,551
PROVISION (RECOVERY) FOR INCOME TAXES
Current	95	(178)	417	(4)
Deferred	618	450	2,079	(367)
	713	272	2,496	(371)
NET INCOME BEFORE PREFERRED STOCK DIVIDENDS	7,358	3,837	17,165	12,922
PREFERRED STOCK DIVIDENDS	715	597	2,069	1,719
NET INCOME APPLICABLE TO COMMON STOCKHOLDERS	$6,643	$3,240	$15,096	$11,203

Net income per share basic	$0.38	$0.24	$0.95	$0.84
Net income per share diluted	$0.37	$0.24	$0.93	$0.82
Weighted average shares basic	17,671,114	13,466,879	15,894,463	13,404,338
Weighted average shares diluted	20,141,349	13,466,879	18,399,571	15,823,693

Rand Logistics, Inc.
Consolidated Balance Sheets (Unaudited)
 (U.S. Dollars 000's except for Shares and Per Share data)

	December 31,	March 31,
	2011	2011
ASSETS
CURRENT
Cash and cash equivalents	$5,373	$4,508
Accounts receivable	25,146	6,991
Prepaid expenses and other current assets	6,244	4,474
Income taxes receivable	-	49
Deferred income taxes	135	161
Total current assets	36,898	16,183

PROPERTY AND EQUIPMENT, NET	190,680	166,692
LOAN TO EMPLOYEE	250	250
OTHER ASSETS	429	363
DEFERRED DRYDOCK COSTS, NET	7,441	6,523
INTANGIBLE ASSETS, NET	16,458	15,306
GOODWILL	10,193	10,193

Total assets	$262,349	$215,510
LIABILITIES
CURRENT
Bank indebtedness	$-	$-
Accounts payable	12,237	12,386
Accrued liabilities	18,107	22,218
Interest rate swap contracts	1,358	1,895
Income taxes payable	288	-
Deferred income taxes	265	603
Subordinated note	-	1,482
Current portion of deferred payment liability	377	382
Current portion of long-term debt	8,900	7,178
Total current liabilities	41,532	46,144
LONG-TERM PORTION OF DEFERRED PAYMENT LIABILITY	2,220	2,507
LONG-TERM DEBT	125,092	104,993
OTHER LIABILITIES	242	238
DEFERRED INCOME TAXES	5,229	3,299

Total liabilities	174,315	157,181
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Preferred stock, $.0001 par value,	14,900	14,900
Authorized 1,000,000 shares, Issued and outstanding 300,000 shares
Common stock, $.0001 par value,	1	1
Authorized 50,000,000 shares, Issuable and outstanding 17,674,031 shares
Additional paid-in capital	87,709	71,503
Accumulated deficit	(15,570)	(30,666)
Accumulated other comprehensive income	994	2,591

Total stockholders’ equity	88,034	58,329

Total liabilities and stockholders’ equity	$262,349	$215,510

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